Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Stryker Warren, Jr., CEO
(763) 475-1400

UROLOGIX REPORTS REVENUE GROWTH FOR THE SECOND QUARTER OF FISCAL 2009

•	Revenues increase 28% over first quarter of fiscal 2009

•	Net Loss and Cash utilization reduced from first quarter of fiscal 2009

MINNEAPOLIS—January 28, 2009—Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2009 second quarter ended December 31, 2008. Revenue for the second quarter was $3.4 million or 28 percent more than the $2.7 million reported in the first quarter of fiscal year 2009, however it was 11 percent less than the $3.8 million reported in the same period of fiscal 2008. In the second quarter of fiscal 2009, the Company utilized $665,000 of cash and cash equivalents compared to $1.8 million in the first quarter of fiscal 2009, leaving $8.5 million in cash and cash equivalents as of December 31, 2008.

Net loss for the second quarter was $1.1 million, or a loss of $0.07 per diluted share. This compares to a net loss of $1.3 million or $0.09 per diluted share in the first quarter of fiscal 2009, and $10.1 million or $0.71 per diluted share for the second quarter of fiscal 2008, which included a non-cash impairment charge, net of a related $1.6 million tax benefit, of $8.6 million or $0.60 per share.

“We are encouraged with the revenue and operating results for the second quarter of fiscal 2009. We achieved an improved level of success in key areas of our focus: strengthening the relationship with our current customer base, recovering past customers and continuing to bring Urologix Cooled ThermoTherapy™ to new customers. In addition, we believe we have established more consistent ordering patterns and improved efficiency in our mobile business. All of these elements are fundamental pieces of our ‘back to basics’ strategy. We are also encouraged that these achievements could be made with efficient use of our resources,” stated Stryker Warren, Jr., Chief Executive Officer.

The second quarter fiscal 2009 revenue increase of 28 percent from the first quarter of fiscal 2009 is a result of increased catheter sales to direct accounts, as well as increased revenue from Urologix-owned Cooled ThermoTherapy mobile services and third party mobile service providers. This increase in revenue is primarily the result of an increase in the number of accounts ordering and an increase in the number of accounts that performed treatments with the Urologix-owned Cooled ThermoTherapy mobile service.

Revenue from catheter sales to direct accounts increased 50 percent from that reported in the first quarter of fiscal 2009 and constituted 37 percent of overall revenue in the second quarter of fiscal 2009 as compared to 32 percent in the first quarter of fiscal 2009. Revenue derived from the Urologix-owned Cooled ThermoTherapy mobile service increased 11 percent from that reported in the first quarter of fiscal 2009 and constituted 44 percent of overall revenue in the second quarter of fiscal 2009 compared to 50 percent in the first quarter of fiscal 2009. Third party mobile revenue represented approximately 16 percent of overall revenue in the second quarter of fiscal 2009 compared to 14 percent of revenue in the first quarter of fiscal 2009.

The decrease of 11 percent in revenue for the second quarter of this fiscal year as compared to the second quarter of the prior fiscal year is a result of reduced orders for procedure kits and a reduced number of procedures completed with the Urologix-owned Cooled ThermoTherapy mobile services.

Gross profit for the second quarter of fiscal 2009 was $1.8 million, or 54 percent of revenue, compared to $1.2 million or 44 percent of revenue in the first quarter of fiscal 2009 and $1.9 million or 49 percent of revenue in the second quarter of fiscal 2008. The increase in gross margin over the first quarter of fiscal 2009 is primarily due to a decrease in unabsorbed manufacturing expenses as well as a decrease in some expenses included in cost of goods sold. The increase in gross margin over the prior year period is due to the write-off of the remaining developed technology intangible asset in the second quarter of fiscal 2008 and an increase in the provision for Prostaprobe inventories, purchase commitments and warranties related to a decrease in the projected end-of-life revenue for the Prostaprobe product line in the second quarter of fiscal 2008.

Operating expenses increased by $419,000, or 17 percent from the first quarter of fiscal 2009, but decreased $10.8 million, or 79 percent from the second quarter of fiscal 2008. The increase in operating expenses over the first quarter of fiscal 2009 is largely a result of the first quarter fiscal 2009 reversal of approximately $396,000 of the sales tax reserve. Without this first quarter benefit, operating expenses for the second quarter of fiscal 2009 would have been flat with the first quarter of fiscal 2009. The decrease in operating expenses over the second quarter of fiscal 2008 is largely due to the goodwill impairment of $10.2 million recorded in the second quarter of fiscal 2008, as well as decreases in selling, general and administrative expenses related to legal, audit and consulting fees and a decrease in research and development expenses as a result of a decrease in product testing and project materials.

“We will continue to build the business on the basis that we believe Urologix has the best technology to treat enlarged prostate disease (BPH) in the comfortable setting of a physician’s office. This process is far from complete and we still face significant challenges in the market place. However, we believe our customers are reacting positively to our efforts to improve comfort and usability. These efforts include the emphasis on the increased ability to customize therapy using variable energy delivered with our Coolwave® and Targis® control units, the improvements with the CTC Advance™ catheter family, and the continued focus on treating the underlying disease which is supported by the 5 year durability data of the Cooled ThermoCath™ product line. The CTC Advance has now been available for over two quarters and the market feedback has been positive. To deliver this message, Urologix will continue to emphasize a consultative selling model that requires frequent account touches, clinical knowledge, practice development and personal accountability,” said Mr. Warren.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2009 second quarter and year-to-date results on Wednesday, January 28, 2009 at 4:00 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™—targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,
	2008	2007	2008	2007
Sales	$3,386	$3,802	$6,040	$8,153
Cost of goods sold and asset impairment	1,572	1,928	3,055	3,557

Gross profit	1,814	1,874	2,985	4,596

Costs and expenses:
Selling, general and administrative	2,239	2,612	4,068	5,112
Research and development	631	835	1,253	1,514
Amortization and impairment of identifiable intangible assets	6	50	12	59
Impairment of goodwill	—	10,193	—	10,193

Total costs and expenses	2,876	13,690	5,333	16,878

Operating loss	(1,062)	(11,816)	(2,348)	(12,282)
Interest income	6	124	52	267

Loss before income taxes	(1,056)	(11,692)	(2,296)	(12,015)
Income tax expense (benefit)	12	(1,575)	46	(1,501)

Net loss	$(1,068)	$(10,117)	$(2,342)	$(10,514)

Net loss per common share—basic	$(0.07)	$(0.71)	$(0.16)	$(0.73)

Net loss per common share—diluted	$(0.07)	$(0.71)	$(0.16)	$(0.73)

Weighted average number of common shares outstanding—basic	14,385	14,333	14,384	14,333

Weighted average number of common shares outstanding—diluted	14,385	14,333	14,384	14,333

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Dec. 31, 2008	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$8,532	$11,031
Accounts receivable, net	1,486	1,773
Inventories	1,683	1,634
Prepaids and other current assets	220	115

Total current assets	11,921	14,553

Property and equipment:
Property and equipment	11,997	12,303
Less accumulated depreciation	(10,322)	(10,295)

Property and equipment, net	1,675	2,008
Other assets	664	752
Identifiable intangible assets, net	155	167

Total assets	$14,415	$17,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$731	$774
Accrued compensation	453	711
Deferred income	235	227
Other accrued expenses	973	1,582

Total current liabilities	2,392	3,294
Deferred income	247	339

Total liabilities	2,639	3,633

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	113,684	113,413
Accumulated deficit	(102,052)	(99,710)

Total shareholders’ equity	11,776	13,847

Total liabilities and shareholders’ equity	$14,415	$17,480

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended Dec. 31,
	2008	2007
Operating Activities:
Net loss	$(2,342)	$(10,514)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	532	583
Impairment of long-lived assets and goodwill	—	10,299
Provision for bad debts	3	42
Employee stock-based compensation expense	263	436
Deferred income taxes	—	(1,519)
Change in operating items:
Accounts receivable	284	1,320
Inventories	(192)	55
Prepaids and other assets	(17)	(34)
Accounts payable	(43)	(239)
Accrued expenses and deferred income	(951)	(477)

Net cash used for operating activities	(2,463)	(48)

Investing Activities:
Purchase of property and equipment	(44)	(85)

Net cash used for investing activities	(44)	(85)

Financing Activities:
Proceeds from stock option exercises	8	—

Net cash provided by financing activities	8	—

Net decrease in cash and cash equivalents	(2,499)	(133)
Cash and cash equivalents:
Beginning of period	11,031	12,250

End of period	8,532	12,117

Supplemental cash-flow information
Net amount of inventory transferred to property and equipment	$143	$239